Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of America Movil, S.A. de C.V. and Radiomovil Dipsa, S.A. de C.V., as guarantor, on Form F-4 No. 333-117845 of our report dated January 31, 2002, except as to Notes 1 and 25 which are as of February 12, 2002, on the consolidated financial statements of Telecom Americas Ltd. for the year ended December 31, 2001 and the 186-day period ended December 31, 2000, appearing in the annual report on Form 20-F/A (Amendment No. 1) of America Movil, S.A. de C.V. for the year ended December 31, 2003.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    Deloitte & Touche LLP

Montreal, Quebec

September 22, 2004